SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                   FORM 8-K

                                CURRENT REPORT

                       UNDER SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

                        Date of Report: July 29, 2004
                      (Date of Earliest Event Reported)

                         COMMAND SECURITY CORPORATION
            (Exact name of Registrant as Specified in its Charter)

                                   New York
                           (State of Incorporation)

                                   0-18684
                           (Commission File Number)

                                  14-1626307
                      (IRS Employer Identification No.)

                Lexington Park, Lagrangeville, New York 12540
                   (Address of Principal Executive Offices)

                                (845) 454-3703
                       (Registrant's Telephone Number)



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Item 1-4          Not applicable.

Item 5            Other Items

As reported by Command in its 10-K filed July 14, 2004, on June 25, 2004 GCM Security Partners, LLC (GCM) submitted all of its Series A Preferred Stock for conversion into 1,232,535 shares of the Company's Common Stock. Command's Board determined, based on the advice of independent outside counsel, that the better view was that the conversion of the Preferred Stock into common should be construed as a violation of Section 912 of the New York Business Corporation Law ("NY BCL 912"). Accordingly, Command's Board unanimously determined not to issue the common upon the conversion of the Preferred.

On or about July 15, 2004, GCM made a motion before the United States District Court Judge Colleen McMahon asking the court to clarify, enforce or supplement the Court's prior order of June 18, 2004 (reported in Command's 8-K filed July 2, 2004) and direct the Company to issue the common stock upon conversion of the Preferred. On July 29, 2004 the court issued an opinion finding that Command's own anti-takeover language contained in Article Ninth of its Certificate of Incorporation constituted an express election by Command not to be governed by NY BCL 912.

The Court's decision further found that the proposed conversion did not violate Article Ninth and granted GCM's motion to enforce the June 18, 2004 decision prohibiting Command and its Board from taking any action to prevent the conversion of the preferred shares. Accordingly, on August 3, 2004 Command's transfer agent issued 1,232,535 shares of common stock to GCM at Command's direction. Pursuant to the terms of the preferred shares, the issuance of the 1,232,535 shares of common stock will be deemed to have been effected on June 25, 2004, the date the preferred shares were presented for conversion.

Items 6 - 9.      Not applicable.




                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date:  August 4, 2004                    COMMAND SECURITY CORPORATION



                                         By: /s/ Gordon Robinett
                                             Gordon Robinett
                                             Chief Financial Officer